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Exhibit 1.1

FIMEP SA

$350,000,000

10.5% Senior Notes due 2013

and

€277,500,000

11.0% Senior Notes due 2013

PURCHASE AGREEMENT

February 7, 2003

Credit Suisse First Boston (Europe) Limited ("CSFB")
One Cabot Square
London E14 4QJ
England

and

Lehman Brothers International (Europe) ("Lehman Brothers"
and, together with CSFB, the "Joint Lead Managers")
One Broadgate
London EC2M 7HA
England

for and on behalf of the parties named as initial purchasers in Schedule I hereto (the "Initial Purchasers")

Ladies and Gentlemen:

        FIMEP SA, a société anonyme organized and existing in France (the "Issuer"), proposes to issue and sell $350,000,000 aggregate principal amount of its 10.5% Senior Notes due 2013 (the "Dollar Notes") and €277,500,000 aggregate principal amount of its 11.0% Senior Notes due 2013 (the "Euro Notes") (together, the "Initial Notes") to the Initial Purchasers. The Notes (as defined below) are to be issued pursuant to the provisions of an indenture to be dated as of 12 February 2003 (the "Indenture") by and between the Issuer and The Bank of New York, as trustee (the "Trustee"). The Notes will initially be represented by four or more global securities in registered form without interest coupons attached (the "Global Notes"). The Global Notes will be issued by the Issuer and deposited with, and registered in the name of, a common depositary for the Euroclear System ("Euroclear") and Clearstream Banking société anonyme ("Clearstream"), or their nominees, or deposited with, and registered in the name of a nominee for, DTC (as defined below). Under certain circumstances as provided for in the Indenture, the Issuer shall issue definitive registered notes (the "Definitive Notes") in exchange for part or all of the Global Notes. The Issuer will enter into a deed of assignment and charge (the "Assignment Agreement") pursuant to which the Issuer will assign to the Trustee (for the benefit of the holders of the Notes) all its rights in respect of the Original Euro Funding Loan (as defined below) and certain other rights.

        Holders (including subsequent transferees) of the Initial Notes will have the registration rights set forth in the registration rights agreement (the "Registration Rights Agreement"), to be dated as of the Closing Date (as defined below), in substantially the form set out in Exhibit A hereto, for so long as such Initial Notes constitute "Transfer Restricted Securities" (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Issuer will agree to file with the U.S. Securities and Exchange Commission (the "SEC") under the circumstances set forth therein, (i) a registration statement (the "Exchange Offer Registration Statement") under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act") relating to the Dollar Notes and the Euro Notes in a like aggregate principal amount as the Issuer issued under the Indenture, identical in all material respects to the Initial Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases) and registered under the U.S. Securities Act (the "Exchange Notes"), to be offered in exchange for the Initial Notes (such offer to exchange the Initial Notes being referred to as the "Exchange Offer") and (ii) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the U.S. Securities Act (the "Shelf Registration Statement" and, together with the Exchange Offer Registration Statement, the "Registration Statements") relating to the resale by certain holders of the Initial Notes and to use its reasonable efforts to cause such Registration Statements to be declared and remain effective and usable for the periods specified in the Registration Rights Agreement and to consummate the Exchange Offer. The Initial Notes and the Exchange Notes are referred to collectively as the "Notes." References herein to the Notes shall, unless the context otherwise requires, include the Global Notes, the book-entry interests therein and any Definitive Notes.

        The Initial Notes will be offered and sold to the Initial Purchasers pursuant to one or more exemptions from the registration requirements under the U.S. Securities Act. Offers and sales of the Initial Notes to "qualified institutional buyers" ("QIBs") in reliance on and in accordance with Rule 144A ("Rule 144A") under the U.S. Securities Act will be made through the U.S. affiliates of the Initial Purchasers listed on Schedule I hereto (the "U.S. Affiliates"). The Issuer has prepared a preliminary offering circular, dated January 22, 2003 (the "Preliminary Offering Circular"), and a final offering circular, dated February 7, 2003 (the "Final Offering Circular" and, together with the Preliminary Offering Circular, the "Offering Circular"), and, pursuant to this Agreement, agrees to prepare listing particulars in the form required by the Luxembourg Stock Exchange (the "Listing Particulars") relating to the Notes (it being understood that the Offering Circular may comply with the Listing Particulars).

        On the Closing Date, (i) the Issuer and the Trustee will enter into the Indenture; (ii) the Issuer will issue the Initial Notes; (iii) the Issuer and the Trustee will enter into the Assignment Agreement; (iv) the Issuer and the Initial Purchasers will enter into the Registration Rights Agreement; (v) the Issuer and the Trustee, among others, will enter into the Paying Agency Agreement (as defined in the Indenture); (vi) FIMAF SAS, a société par actions simplifiée, organized and existing under the laws of France ("FIMAF"), will discharge in full its obligations with respect to a portion of the mezzanine funding bonds (the "Contractually Discharged Mezzanine Funding Bonds") issued by FIMAF and subscribed by Lumina Financing 1 S.A.R.L., a société à responsabilité limité, organized and existing under the laws of Luxembourg ("Lumina Financing 1") pursuant to a subscription agreement dated December 5, 2002 (the "Mezzanine Funding Bonds"), Lumina Financing 1 will redeem preferred equity certificates issued by Lumina Financing 1 and subscribed by New Sub 1 on December 10, 2002 (the "Lumina Financing 1 PECs") and New Sub 1 will subscribe subordinated payment-in-kind bonds issued by the Issuer (the "Subordinated Shareholder PIK Loan"), in each case pursuant to delegations, undertakings and other agreements to be made pursuant to (A) a delegation agreement among Lumina Financing 1, New Sub 1 and FIMAF (the "Delegation Agreement 1"), (B) a delegation agreement among New Sub 1, FIMAF and the Issuer (the "Delegation Agreement 2") and (C) a subordinated bond subscription agreement between the Issuer and New Sub 1 (the "Subscription Agreement"); (vii) the Issuer, New Sub 1 and the Trustee, among other parties, will enter a priority deed (the "Priority Deed") in the form attached to the Indenture; (viii) the Issuer will make a euro denominated loan to FIMAF (the "Original Euro Funding Loan"); (ix) the Issuer will make a U.S. dollar denominated loan to FIMAF of $1,000 (the "Original Dollar Funding Loan" and, together with the Original Euro Funding Loan, the "Subordinated Intercompany Funding Loan"); (x) FIMAF will use the cash proceeds of the Subordinated Intercompany Funding Loan together with available and unrestricted cash on hand to repay to Lumina Financing 1 the remaining Mezzanine Funding Bonds (the "Cash Discharged Mezzanine Funding Bonds"); (xi) Lumina Financing 1 will repay the mezzanine loan pursuant to which the mezzanine lenders granted a loan to Lumina Financing 1 for €600,000,000 (the "Mezzanine Loan" and together with the Mezzanine Funding Bonds, related security agreements and related ancillary agreements, the "Mezzanine Funding Documents"); and (xii) the Issuer will appoint agents for service of process in the borough of Manhattan, City of New York (the agreements set forth in the foregoing clauses (i) through (xi) and the Intercreditor Deed (as defined below) but excluding the Mezzanine Funding Documents, the Mezzanine Loan, the Mezzanine Funding Bonds, the Cash Discharged Mezzanine Funding Bonds and the Contractually Discharged Mezzanine Funding Bonds) herein being the "High Yield Closing Date Agreements"). The Issuer, FIMAF, Legrand S.A., a société anonyme organized and existing under the laws of France ("Legrand"), and each of their direct or indirect subsidiaries are hereinafter referred to as the "Issuer Group."

        The Issuer hereby agrees with the Initial Purchasers as follows:

        1.    Purchase, Sale and Delivery of the Initial Notes.    On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Issuer agrees to sell to the Initial Purchasers, and the Initial Purchasers agree, severally and not jointly, to purchase from the Issuer the Initial Notes, at a purchase price of 98.75% of the principal amount thereof in the case of the Dollar Notes (the "Dollar Notes Purchase Price") and 98.75% in the case of the Euro Notes (the "Euro Notes Purchase Price").

        The Issuer will deliver, or cause to be delivered, against payment of the Dollar Notes Purchase Price and the Euro Notes Purchase Price, the Initial Notes to be offered and sold by the Initial Purchasers in reliance on Regulation S under the U.S. Securities Act (the "Regulation S Notes") in the form of two or more permanent global notes in registered form without interest coupons (the "Regulation S Global Notes") and the Initial Notes to be offered and sold by the Initial Purchasers in reliance on Rule 144A (the "144A Notes") in the form of two or more permanent global securities in registered form without interest coupons (the "144A Global Notes," and together with the Regulation S Global Notes, the "Global Notes"). Global Notes denominated in euro shall be deposited with, and registered in the name of, a common depositary for Euroclear and Clearstream. Global Notes denominated in U.S. dollars shall be deposited with, and registered in the name of a nominee for, DTC. The Regulation S Global Notes and the 144A Global Notes each shall be assigned separate CU.S.IP, common code and ISIN numbers. The 144A Global Notes shall include the legend regarding restrictions on transfer set forth under "Notice to U.S. Investors" in the Final Offering Circular. Interests in any permanent Global Notes will be held only in book-entry form through Euroclear and Clearstream, as the case may be, except in the limited circumstances described in the Offering Circular.

        Payment for the Regulation S Notes and the 144A Notes shall be made by the Initial Purchasers in same day funds by wire transfer during the closing to be held at the office of Latham & Watkins, 99 Bishopsgate, London EC2M 3XF at on or about 10:00 A.M., London time, on February 12, 2003, being herein referred to as the "Closing Date," against delivery to the common depositary for Euroclear and Clearstream of the Global Notes representing all of the Initial Notes denominated in euro and delivery to the custodian for DTC of the Global Notes representing all of the Initial Notes denominated in the U.S. dollars. The Global Notes will be made available for checking at the above office of Latham & Watkins at least 24 hours prior to the Closing Date.

        2.    Terms of the Offering.    The Initial Purchasers have advised the Issuer that they will make offers (the "Exempt Resales") of the Initial Notes purchased hereunder on the terms set forth in the Offering Circular, solely to (i) persons whom such Initial Purchaser reasonably believes to be QIBs in accordance with Rule 144A under the U.S. Securities Act, (ii) persons permitted to purchase the Initial Notes outside the United States in reliance upon Regulation S under the U.S. Securities Act ("Regulation S" and each such purchaser, a "Regulation S Purchaser") (such persons specified in clauses (i) and (ii) being referred to herein as the "Eligible Purchasers") and (iii) in circumstances which would not or may not result in a regulated offer to the public ("appel public à l'épargne") being made in France (as defined in articles L.411-1 and L.411-2 of the French Monetary and Financial Code). Offers and sales of the Initial Notes to QIBs in reliance on and in accordance with Rule 144A will be made through U.S. Affiliates of the Initial Purchasers. The Initial Purchasers will offer the Initial Notes to Eligible Purchasers initially at a price equal to 100% in respect of the Dollar Notes and 100% in respect of the Euro Notes, in each case of the principal amount thereof. Such prices may be changed at any time without notice.

        3.    Representations and Warranties of the Issuer.    The Issuer represents and warrants to, and agrees with, the Initial Purchasers that:

          (a)   The Final Offering Circular, as of its date, contains all the information that, if requested by a prospective purchaser, would be required to be provided pursuant to Rule 144A(d)(4) under the Securities Act (the "Additional Issuer Information"). The Preliminary Offering Circular and the Final Offering Circular, as of their respective dates, do not and, as of the Closing Date, will not contain any untrue statement of a material fact or omit to state any material fact or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Preliminary Offering Circular or the Final Offering Circular based upon written information furnished to the Issuer by any Initial Purchaser specifically for use therein.

          (b)   The Issuer has been duly organized and is validly existing and is in good standing under the laws of France, with full power and authority (corporate and other), to own, lease and operate its properties, to execute, deliver and perform the High Yield Closing Date Agreements to which it is a party, to issue the Notes, and to conduct its business as described in the Offering Circular; and the Issuer is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be in such good standing, to have such power and authority or to be so qualified, either individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations of the Issuer and its subsidiaries, taken as a whole (a "Material Adverse Effect").

          (c)   The entities listed on Schedule III hereto (each, together with FIMAF and Legrand, a "Material Subsidiary," and each, together with FIMAF and Legrand, the "Material Subsidiaries") are the only Material Subsidiaries (as defined in the Senior Credit Facility Agreement (as defined below)), direct or indirect, of Legrand, as of the date hereof. Each Material Subsidiary has been duly organized and is validly existing, and is in good standing under the laws of the jurisdiction of its organization, with full power and authority (corporate and other) to own, lease and operate its properties, and to conduct its business as described in the Offering Circular, except where the failure to be so qualified, to be in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect; each Material Subsidiary is duly qualified to do business and is in good standing under the laws of all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be in such good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect; the authorized and issued share capital of each Material Subsidiary has been duly authorized and validly issued, is fully paid (other than directors' qualifying shares), and is not subject to any pre-emptive or similar right and is legally owned by Legrand, directly or through subsidiaries, free from any security interest, charge, claim, lien, encumbrance or adverse interest of any nature (each a "Lien"), except for Liens pursuant to or permitted by the Senior Finance Documents and except as disclosed in the Offering Circular.

          (d)   Except for approval of a copy of the Offering Circular or the Listing Particulars, as the case may be, by the Luxembourg Stock Exchange, no licenses, permits, certificates, consents, exemptions, franchises, authorizations, orders, concessions or other approvals are required to be made with or obtained from any governmental agency or body or any court (each an "Authorization" and, collectively, the "Authorizations") in the United States or any member of the European Union for the consummation of the transactions provided for by this Agreement, the High Yield Closing Date Agreements, the offering and the sale by the Initial Purchasers of the Initial Notes in accordance with the terms of this Agreement or the distribution of the Offering Circular in accordance with the provisions of this Agreement, except (i) as have been obtained or made, (ii) as may be required to comply with the provisions of the Registration Rights Agreement, (iii) as may be required under state securities laws or "blue sky" laws or (iv) where the failure to make or obtain such Authorization would not reasonably be expected to materially adversely affect the consummation of the transactions provided for by such agreements.

          (e)   The intercreditor deed, dated July 26, 2002, among Lumina Parent SARL, Lumina Participation SARL, the Issuer, FIMAF, Lumina Financing 1, the Original Lenders listed therein, and each of the other parties and agents party to the Senior Credit Facility Agreement and the Mezzanine Credit Facility Agreement (as defined therein), as amended and restated on December 5, 2002 (such agreement, as amended, and supplemented) (the "Intercreditor Deed") was duly authorized, executed and delivered by each member of the Issuer Group party thereto and constitutes the valid and legally binding obligation of such party or parties, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in proceedings in equity or at law), and (ii) any rights to indemnity or contribution thereunder being limited by public policy considerations.

          (f)    The Indenture has been duly authorized by the Issuer and, as of the Closing Date, will have been duly executed and delivered by the Issuer and will, when duly executed and delivered (assuming the due authorization, execution and delivery thereof by the Trustee), constitute valid and legally binding obligations of the Issuer, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in proceedings in equity or at law) and (ii) any rights to indemnity or contribution thereunder being limited by public policy considerations.

          (g)   The Initial Notes have been duly authorized by the Issuer, and, as of the Closing Date, will have been duly executed and delivered by the Issuer and, when duly executed, issued and delivered by the Issuer, authenticated in accordance with the terms of the Indenture and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be entitled to the benefits of the Indenture, and will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in proceedings in equity or at law).

          (h)   The Assignment Agreement has been duly authorized by the Issuer and, as of the Closing Date, will be duly executed and delivered by the Issuer and will, when duly executed and delivered (assuming the due authorization, execution and delivery by the Trustee), constitute valid and legally binding, assignment by the Issuer of its rights under the Original Euro Funding Loan and the other rights described therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in proceedings in equity or at law).

          (i)    The Paying Agency Agreement has been duly authorized by the Issuer and, when duly executed and delivered by the Issuer (assuming the due authorization, execution and delivery thereof by each other party thereto), will constitute the valid and legally binding obligation of the Issuer, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in proceedings in equity or at law) and (ii) any rights to indemnity or contribution thereunder being limited by public policy considerations.

          (j)    The Registration Rights Agreement has been duly authorized by the Issuer, when duly executed and delivered by the Issuer (assuming the due authorization, execution and delivery thereof by the Initial Purchasers), will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in proceedings in equity or at law) and (ii) any rights to indemnity or contribution thereunder being limited by public policy considerations.

          (k)   The Exchange Notes have been duly authorized, and when the Exchange Notes are duly issued, executed, delivered and authenticated in accordance with the terms of the Indenture, will be entitled to the benefits of the Indenture and will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in proceedings in equity or at law).

          (l)    The Priority Deed will have been duly authorized as of the Closing Date by the Issuer, Lumina Parent Sàrl, Lumina Participation Sàrl, FIMAF, New Sub 1 and Lumina Financing 1 Sàrl, and, as of the Closing Date, will have been duly executed and delivered (assuming the due authorization, execution and delivery of and by the Trustee), constitute valid and legally binding obligations of the Issuer, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in proceedings in equity or at law) and (ii) any rights to indemnity or contribution thereunder being limited by public policy considerations.

          (m)  Each of the High Yield Closing Date Agreements to which any member of the Issuer Group, New Sub 1 or Lumina Financing 1 is a party (other than the Indenture, the Initial Notes, the Assignment Agreement, the Paying Agency Agreement, the Registration Rights Agreement, the Priority Deed, the Intercreditor Deed and the Exchange Notes as to which no representation is given in this clause (m)) has been duly authorized or will be authorized as of the Closing Date by each such party, will, as of the Closing Date, be duly executed and delivered by each member of the Issuer Group party thereto, and, when duly executed and delivered by such party or parties (assuming the due authorization, execution and delivery thereof by each party thereto that is not a member of the Issuer Group), will constitute the valid and legally binding obligation of each member of the Issuer Group party thereto, enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (ii) any rights to indemnity or contribution thereunder being limited by public policy considerations.

          (n)   The Indenture and the Notes, the Paying Agency Agreement, the Registration Rights Agreement, the Assignment Agreement, the Intercreditor Deed, the Subordinated Shareholder PIK Loan, the Original Euro Funding Loan, the Priority Deed, and the senior facility agreement among Lumina Financing 1 and FIMAF, as initial borrowers, the companies listed therein as additional borrowers, CSFB, Lehman Brothers and The Royal Bank of Scotland plc ("RBS") as joint lead arrangers, the financial institutions listed therein as lenders and RBS as facility agent pursuant to which the lenders thereunder agreed to make available credit facilities of up to €2,222,000,000 (such agreement, as amended and supplemented, the "Senior Credit Facility Agreement" and, together with the senior funding bonds issued by FIMAF and subscribed by Lumina Financing 1 pursuant to a subscription agreement dated December 5, 2002 (the "Senior Funding Bonds") and related security and guarantee agreements and ancillary documents, the "Senior Finance Documents"), will conform in all material respects to the respective descriptions thereof in the Final Offering Circular.

          (o)   This Agreement has been duly authorized, executed and delivered by the Issuer.

          (p)   The execution, delivery and performance of this Agreement, the Indenture, the Notes, the Registration Rights Agreement, the Paying Agency Agreement, the Priority Deed, the Subordinated Intercompany Funding Loan, the Assignment Agreement, the Delegation Agreement 1, the Delegation Agreement 2 and the Subordinated Shareholder PIK Loan, the issuance and sale of the Initial Notes and the consummation of the transactions contemplated hereby and thereby will not (i) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, code, judgment, rule, regulation, decree or order of any regulatory authority or governmental agency or body or court, having jurisdiction over the Issuer or any Material Subsidiary or any of their respective properties or assets, (ii) conflict with or constitute a breach or violation of any of the terms or provisions of, or default under, the Intercreditor Deed, the Senior Finance Documents or any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Issuer or any Material Subsidiary is a party or by which the Issuer or any Material Subsidiary is bound or to which any of the properties or assets of the Issuer or any such Material Subsidiary is subject, (iii) conflict with the "statuts" (by-laws) or memorandum and articles of association (or similar charter document, as applicable) of the Issuer or any Material Subsidiary or (iv) result in the termination, suspension or revocation of any Authorization of the Issuer or any Material Subsidiary or result in any other impairment of the rights of the holder of any such Authorization, except, in the case of clauses (i), (ii) and (iv), as would not reasonably be expected to have a Material Adverse Effect.

          (q)   (i) The net proceeds received by the Issuer from the sale of the Initial Notes and thereafter lent to FIMAF pursuant to the Subordinated Intercompany Funding Loan, will be sufficient, together with available and unrestricted cash of FIMAF, to enable FIMAF to pay and prepay in cash in full on the Closing Date all sums advanced to it or owed by it under the Cash Discharged Mezzanine Funding Bonds (including the aggregate principal amount thereof and all accrued but unpaid interest thereon).

          (r)   Each member of the Issuer Group possesses all Authorizations from, made all filings with and given all notices to, all governmental agencies, regulatory authorities or self-regulatory organizations and all courts and other tribunals, including without limitation, under any applicable environmental laws (as defined below), as are necessary to own, lease, license and operate its respective properties and to conduct its respective businesses as described in the Offering Circular, except where the failure to so possess would not reasonably be expected to have a Material Adverse Effect and, to the knowledge of the Issuer, no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Authorization, except where such revocation, suspension, termination or impairment would not reasonably be expected to have a Material Adverse Effect.

          (s)   (i) Each member of the Issuer Group has good and marketable title to all real properties and all other properties and assets described in the Offering Circular as owned by them, in each case free from all Liens except for (A) Liens for taxes not yet due and payable, (B) such Liens as are created pursuant to or permitted by the Senior Finance Documents and (C) such Liens as do not interfere with the use made of such properties (including, without limitation, purchase money mortgages), in each case except where the failure to have such title or interest or the existence of any such Liens would not reasonably be expected to have a Material Adverse Effect or except as disclosed in the Offering Circular; and (ii) and any real property and buildings held under lease by any member of the Issuer Group is held by them under valid and subsisting leases, in each case except where the failure of any such lease to be valid and subsisting would not reasonably be expected to have a Material Adverse Effect or except as disclosed in the Offering Circular.

          (t)    Each member of the Issuer Group is not (i) in violation of its respective "statuts" (by-laws) or memorandum and articles of association or charter (or equivalent document in the relevant jurisdiction), (ii) in violation of any of the terms and provisions of or default under any statute, code, judgment, rule, regulation or order of any regulatory authority or governmental agency or body or court, having jurisdiction over it or any of its properties or assets; or (iii) in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument, to which any Restricted Subsidiary (as defined in the Indenture) is a party or by which any member of the Issuer Group or their respective property or assets is bound, except in the case of clauses (ii) and (iii) where such violation or default does not or would not reasonably be expected to have a Material Adverse Effect.

          (u)   The Issuer and each Material Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (v)   The industry and market-related, statistical and customer-related data and estimates included in the Offering Circular are based on or derived from internal analyses of Legrand or external sources which the Issuer believes to be reliable and accurate in all material respects.

          (w)  Other than arrangements with the Initial Purchasers, there are no contracts, agreements or understandings between any member of the Issuer Group on the one hand and any other person on the other hand that would give rise to a valid claim against any member of the Issuer Group or any Initial Purchaser for a brokerage commission, finder's fee or other like payment as a result of the offering of the Notes.

          (x)   No stamp, issuance, documentary transfer or other similar taxes or duties are payable by or on behalf of the Initial Purchasers in France, the United Kingdom, the United States or any political subdivision or taxing authority thereof or therein on (i) the creation, issue or delivery by the Issuer of the Initial Notes, as contemplated by this Agreement, (ii) the purchase by the Initial Purchasers of the Initial Notes in the manner contemplated by this Agreement, (iii) the sale and delivery by the Initial Purchasers of the Initial Notes in the manner contemplated by this Agreement or (iv) the execution and delivery of this Agreement or the High Yield Closing Date Agreements.

          (y)   All interest, principal, premium, if any, and other payments due or made on the Notes may be paid by the Issuer to the holder thereof in euro, in the case of the Euro Notes, and U.S. dollars, in the case of the Dollar Notes, that may be converted into foreign currency and freely transferred out of France and all such payments made to holders thereof who are non-residents of France will not be subject to income, withholding or other taxes under laws and regulations of France or any political subdivision or taxing authority thereof or therein.

          (z)   All tax returns required to be filed up to the date hereof by the Issuer and each Material Subsidiary in any jurisdiction have been filed, other than those filings being contested in good faith, except where failure to file would not reasonably be expected to have a Material Adverse Effect, and all taxes, levies, impost, duties or charges including value added, stamp, issuance, documentary transfer and withholding taxes, penalties and interest, assessments, fees and other charges due pursuant to such returns or pursuant to any assessment received by the Issuer or any of the Material Subsidiaries have been paid up to the date hereof, other than those (i) being contested in good faith and for which adequate reserves have been provided, (ii) currently payable without penalty or interest or (iii) which would not reasonably be expected to have a Material Adverse Effect.

          (aa)    Each member of the Issuer Group carries, maintains or is covered by, insurance insuring against such losses and risks as senior management of Legrand believe is adequate to protect it and its businesses, except as disclosed in the Offering Circular or where failure to carry, maintain or be covered by any such insurance would not reasonably be expected to have a Material Adverse Effect.

          (bb)    Each member of the Issuer Group (i) owns, possesses or can acquire on reasonable terms, the right to use adequate trademarks and trade names and inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, "intellectual property rights") necessary to conduct its business as described in the Offering Circular, except where the failure to own, possess or be able to acquire such intellectual property rights would not reasonably be expected to have a Material Adverse Effect and (ii) has not received any notice of infringement of or conflict with asserted rights of others with respect to any of its intellectual property rights that, if adversely determined to such member of the Issuer Group, would reasonably be expected to have a Material Adverse Effect.

          (cc)    Except as disclosed in the Offering Circular, each member of the Issuer Group (i) is not in violation of any law, statute, ordinance, rule, regulation, decision or order of any governmental agency or body or any court, whether local, regional, domestic or foreign, relating to the emission, discharge, use, storage, transportation, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or natural resources or human exposure to hazardous or toxic substances (collectively, "environmental laws"), (ii) does not own or operate any real property, and is not liable with respect to any other real property, that is contaminated with any substance, including but not limited to asbestos, that is subject to any environmental laws, (iii) is not liable for any off-site disposal or contamination pursuant to any environmental laws, and (iv) is not subject to any claim relating to any environmental laws or hazardous or toxic substances, including but not limited to asbestos, which violation, contamination, liability or claim would reasonably be expected to have a Material Adverse Effect; and, except as disclosed in the Offering Circular, the Issuer is not aware of any pending investigation or threat by any governmental authority or any third party, or any pending change in environmental law or laws relating to hazardous or toxic substances, including but not limited to asbestos, which might lead to such claims and that would reasonably be expected to have a Material Adverse Effect. Neither of the Issuer or any Material Subsidiary has contractually assumed any liabilities or obligations or indemnifications under any environmental law or contract with a third party, except any such assumption as would not reasonably be expected to have a Material Adverse Effect.

          (dd)    Except as described in the Offering Circular, no labor dispute with the employees of any member of the Issuer Group exists or, to the knowledge of the Issuer, is imminent that would reasonably be expected to have a Material Adverse Effect.

          (ee)    None of the Issuer, any Material Subsidiary or, to the knowledge of the Issuer or Legrand, any director, officer, agent, employee or other person acting on behalf of any member of the Issuer or any Material Subsidiary has caused any member of the Issuer or any Material Subsidiary to be in violation of any law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds.

          (ff)    There are no pending actions, suits or other legal or governmental proceedings against the Issuer or any Material Subsidiary or any of their respective properties that (i) if determined adversely to the Issuer or any Material Subsidiary, would adversely affect in any material respect the ability of the Issuer or any Material Subsidiary to perform its obligations under this Agreement, the High Yield Closing Date Agreements, or would have a Material Adverse Effect or (ii) would be required to be described in a registration statement if this placement of Initial Notes were being registered under the U.S. Securities Act which are not so described in the Offering Circular; and, to the best of the Issuer's knowledge, no such actions, suits or proceedings are threatened or contemplated.

          (gg)    Deloitte Touche Tohmatsu, who have issued the audit reports contained in the Offering Circular with respect to the financial statements of the Issuer contained in the Offering Circular (the "Holding Company Financial Statements"), are independent certified public accountants with respect to the Issuer within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretation and rulings thereof (the "AICPA Code") and the U.S. Exchange Act.

          (hh)    PricewaterhouseCoopers, who have issued the audit reports contained in the Offering Circular with respect to the financial statements of Legrand contained in the Offering Circular (the "Legrand Financial Statements" and, together with the Holding Company Financial Statements, the "Financial Statements"), are independent public accountants with respect to Legrand within the meaning of Rule 101 of the AICPA Code and the U.S. Exchange Act.

          (ii)    The Financial Statements included in the Offering Circular present fairly (A) the financial position of the Issuer as of the dates shown and (B) the financial position of Legrand and its subsidiaries as at the dates shown and the statements of operation for the periods covered thereby; and, in each case, have been prepared in conformity with generally accepted accounting principles in France (and reconciled to the generally accepted accounting principles of the United States) applied on a consistent basis (subject to year-end audit adjustments with respect to unaudited financial statements) as described in the Offering Circular, except as otherwise stated therein.

          (jj)    The "Unaudited Pro Forma Consolidated Financial Information" and other pro forma financial information (including, without limitation, the notes thereto) included in the Final Offering Circular (A) present fairly, in all material respects, the information shown therein and (B) have been prepared in accordance with, in all material respects, applicable requirements of Regulation S-X promulgated under the U.S. Exchange Act, other than as disclosed on page (iv) of the Offering Circular. The pro forma capitalization presented in the Final Offering Circular under the heading "Capitalization" presents fairly in all material respects the information shown therein. The assumptions used in the preparation of the "Unaudited Pro Forma Consolidated Financial Information," "Capitalization" and other pro forma financial information included in the Final Offering Circular (including, without limitation, the information under the heading "Capitalization") are made on a reasonable basis and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

          (kk)    Except as disclosed in the Offering Circular, since the date as of which information is given in the Offering Circular (i) there has been no material adverse change, in (A) the condition (financial or other), business or results of operations of the Issuer Group, (B) the share capital or long-term debt of any member of the Issuer Group, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Issuer, FIMAF or Legrand and (iii) no member of the Issuer Group has incurred any liability or obligation, direct or contingent (other than to another member of the Issuer Group or in the ordinary course of business) which is material to the Issuer Group as a whole.

          (ll)    The Issuer is not an open-end investment company, unit investment trust or face-amount certificate company, in each case, that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the "U.S. Investment Company Act"); and the Issuer is not and, after giving effect to the offering and sale of the Initial Notes and the application of the proceeds thereof as described in the Offering Circular, will not be an "investment company" as defined in the U.S. Investment Company Act.

          (mm)    There are no contracts, agreements or understandings between any member of the Issuer Group and any other person granting such other person the right to require any member of the Issuer Group to file a Registration Statement under the U.S. Securities Act with respect to any securities of any member of the Issuer Group owned or to be owned by such person or to require any member of the Issuer Group to include such securities in the securities to be registered pursuant to a Exchange Offer Registration Statement or a Shelf Registration Statement, or with any other securities being registered pursuant to any other registration statement filed by any member of Issuer Group under the U.S. Securities Act, with exception of the Registration Rights Agreement and the Investors' Agreement (as defined in the Offering Circular).

          (nn)    The Notes satisfy the requirements set forth in Rule 144A(d)(3) under the U.S. Securities Act.

          (oo)    No member of the Issuer Group nor any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Initial Notes to violate Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the U.S. Federal Reserve System.

          (pp)    No securities of the Issuer of the same class (within the meaning of Rule 144A(d)(3) under the U.S. Securities Act) as the Notes are listed on any national securities exchange registered under Section 6 of the U.S. Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

          (qq)    No form of general solicitation or general advertising (as defined in Regulation D under the U.S. Securities Act) was used by any member of the Issuer Group, their affiliates or any of their respective representatives (other than the Initial Purchasers, as to whom the Issuer makes no representation) in connection with the offer and sale of the Initial Notes contemplated hereby, including, but not limited to, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. No securities of the same class as the Notes have been issued and sold by the Issuer within the six-month period immediately prior to the date hereof.

          (rr)    No member of the Issuer Group, any of their respective affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer make no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S with respect to the Initial Notes.

          (ss)    There is no "substantial U.S. market interest" as defined in Rule 902(n) of Regulation S in any debt securities of the Issuer.

          (tt)    The Issuer is a "foreign issuer," as defined in Rule 902 under the U.S. Securities Act.

          (uu)    The Initial Notes offered and sold in reliance on Regulation S have been and will be offered and sold only in "offshore transactions" as defined in Regulation S; provided that no representation is given with respect to any action taken by or on behalf of any Initial Purchaser.

          (vv)    The sale of the Initial Notes pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the U.S. Securities Act.

          (ww)    No registration under the U.S. Securities Act and no qualification under the TIA (as defined below) of the Initial Notes is required for the sale of the Initial Notes to the Initial Purchasers as contemplated hereby or for the Exempt Resales assuming the accuracy of the Initial Purchasers' representations set forth in Section 4 hereof and their compliance with the agreements set forth therein.

          (xx)    On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the "TIA" or "Trust Indenture Act"), and the rules and regulations of the SEC applicable to an indenture which is qualified thereunder.

          (yy)    The Issuer has not entered and will not enter into any contractual arrangement with respect to the distribution of the Initial Notes except for this Agreement and any other agreements with the Initial Purchasers or their respective affiliates.

          (zz)    The Issuer has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to the Initial Notes in, from or otherwise involving the UK.

          (aaa)    Assuming that the Initial Purchasers comply with their representations, warranties and agreements in Section 4, neither the Preliminary Offering Circular nor the Final Offering Circular are required to be registered and published as a prospectus pursuant to the Public Offers of Securities Regulations 1995 (the "POS Regulations") or the FSMA.

          (bbb)    The Issuer has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue of the Initial Notes in circumstances in which section 21(1) of the FSMA does not apply to it.

          (ccc)    The Issuer has not offered or sold and, prior to the expiry of the period of six months from the Closing Date, will not offer or sell any Initial Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the POS Regulations or the FSMA.

          (ddd)    The Issuer has not offered or sold and will not offer or sell any Initial Notes to persons in France in circumstances which would or may result in a regulated offer to the public ("appel public à l'épargne") being made in France (as defined in articles L.411-1 and L.411-2 of the French Monetary and Financial Code).

          (eee)    The Issuer represents and warrants to the Initial Purchaser that it has been informed of the existence (and has received a copy) of the UK Financial Services Authority's informational guidance referred to in MAR 2.3.2R(4) of the price stabilising rules made under section 144(1) of the UK Financial Services and Markets Act 2000.

          (fff)    The Issuer represents and agrees that it has not offered and will not offer any Notes in the Netherlands other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities.

          (ggg)    The Issuer is subject to private commercial law and to suit in its own name and in any suit, action or proceedings taken in France in relation to this Agreement and the High Yield Closing Date Agreements, will not be entitled to claim for, and will not have attributed to itself or any of its assets, any immunity from jurisdiction of any court from suit, action, proceedings, execution, attachments, enforcement or other legal process.

        4.    Representations by Initial Purchasers; Resale by Initial Purchasers.

        (a)   Each Initial Purchaser severally represents and warrants to the Issuer that it is a QIB or an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act and that it proposes to offer the Initial Notes for resale upon the terms and subject to the conditions set forth herein and in the Offering Circular.

        (b)   Each Initial Purchaser severally acknowledges that the Initial Notes have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the U.S. Securities Act. Each Initial Purchaser severally represents and agrees with the Issuer that it has offered and sold the Initial Notes, and will offer and sell the Initial Notes, only in accordance with Rule 903 or Rule 144A under the U.S. Securities Act. Accordingly, neither such Initial Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Initial Notes, and such Initial Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with any applicable offering restrictions requirement of Regulation S. Terms used in this subsection (b) have the meanings given to them by Regulation S.

        (c)   Each Initial Purchaser severally represents and agrees with the Issuer that it (i) is purchasing the Initial Notes pursuant to a sale that is exempt from registration under the U.S. Securities Act, (ii) is not acquiring the Initial Notes with a view to any distribution thereof or with any present intention of offering or selling any of the Initial Notes, in each case, in a transaction that would violate the U.S. Securities Act and (ii) will be reoffering and reselling the Initial Notes only to (A) in the case of offers inside the United States, persons whom the Initial Purchasers severally reasonably believe to be QIBs in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Rule 144A, and (B) in the case of offers outside the United States, to persons permitted to purchase Notes in offshore transactions in reliance upon Regulation S under the U.S. Securities Act.

        (d)   Each Initial Purchaser severally represents and agrees with the Issuer that, in connection with Exempt Resales, such Initial Purchaser has and will solicit offers to buy the Initial Notes only from, and has and will offer to sell the Initial Notes only to, Eligible Purchasers. Each Initial Purchaser further agrees that it has and will offer to sell the Initial Notes only to, and will solicit offers to buy the Initial Notes only from (i) Eligible Purchasers that the Initial Purchasers reasonably believe are QIBs and (ii) Regulation S Purchasers, in each case, that agree that (A) the Notes purchased by them may be offered, resold, pledged or otherwise transferred within the time period referred to under Rule 144(k) (taking into account the provisions of Rule 144(d) under the U.S. Securities Act, if applicable) under the U.S. Securities Act, as in effect on the date of the transfer of such Notes, only (I) for so long as the Notes are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (II) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (III) pursuant to an exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder (if available), (IV) to an institutional "accredited investor" (as defined in Rule 501(A)(1), (2), (3) or (7) of Regulation D under the U.S. Securities Act) that, prior to such transfer, furnishes the Trustee a signed letter containing certain representations and agreements relating to the transfer of such Notes and, if such transfer is in respect of less than $250,000 or €250,000, as applicable, of notes, an opinion of counsel, (V) to the Issuer or any subsidiary thereof or (VI) pursuant to an effective registration statement under the U.S. Securities Act, in each of cases (I) through (VI) in accordance with any applicable securities laws of any other applicable jurisdiction, and (B) each Initial Purchaser will notify any purchaser of the Initial Notes from it of the resale restrictions referred to in (A) above. The sale of the Initial Notes offered and sold by Initial Purchasers in reliance on Regulation S and pursuant to Rule 144A is not part of a scheme or plan by the Initial Purchasers to evade the registration provisions under the U.S. Securities Act.

        (e)   Each Initial Purchaser severally and not jointly, agrees that prior to or simultaneously with the confirmation of sale by such Initial Purchaser to any purchaser of any of the Initial Notes purchased by such Initial Purchaser from the Issuer pursuant hereto, such Initial Purchaser shall have distributed to that purchaser a copy of the Final Offering Circular (and any amendment or supplement thereto that the Issuer shall have furnished to such Initial Purchaser at a time reasonably prior to the date of such confirmation of sale).

        (f)    Each Initial Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Initial Notes, except for any such arrangements with the other Initial Purchasers or affiliates of the Initial Purchasers or with the prior written consent of the Issuer.

        (g)   Each Initial Purchaser severally agrees that it and each of its affiliates have not and will not offer or sell the Initial Notes in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the U.S. Securities Act, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Initial Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Initial Notes, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Initial Notes has been made in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 144A.

        (h)   Each Initial Purchaser severally represents and agrees that (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it is either (i) outside of the United Kingdom or (ii) falls within Article 19 (Investment Professionals, being persons having professional experience in matters relating to investments) or Article 49 ("High Net Worth Companies, Unincorporated Associations," etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 as amended.

        (i)    Each Initial Purchaser severally represents and agrees that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Initial Notes in, from or otherwise involving the United Kingdom.

        (j)    Each Initial Purchaser severally represents and agrees that it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue of the Initial Notes in circumstances in which section 21(1) of the FSMA does not apply to it.

        (k)   Each Initial Purchaser severally represents and agrees that it has not offered or sold and, prior to the expiry of the period of six months from the Closing Date, will not offer or sell any Initial Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the POS Regulations or the FSMA.

        (l)    Each Initial Purchaser has not offered or sold and will not offer or sell any Initial Notes to persons in France in circumstances which would or may result in a regulated offer to the public ("appel public à l'épargne") being made in France (as defined in articles L.411-1 and L.411-2 of the French Monetary and Financial Code).

        (m)  Each Initial Purchaser represents and agrees that it has not offered and will not offer Notes in the Netherlands other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities).

        (n)   Each Initial Purchaser severally undertakes and agrees that it has and will comply with all applicable laws, regulations and transfer restrictions applicable in each jurisdiction set for in "Notice to Investors" and "Non-U.S. Investors" contained in the Offering Circular. Each Initial Purchaser undertakes and agrees that it has not offered or sold and it will not offer or sell Initial Notes in any jurisdiction other than those set forth under the headings "Notice to U.S. Investors" and "Notice to Non-U.S. Investors" in the Offering Circular.

        (o)   CSFB, as the stabilization manager, may, to the extent permitted by applicable laws, over-allot and effect transactions in any over-the-counter market or otherwise in connection with the distribution of the Initial Notes with a view to supporting the market price of the Initial Notes at levels higher than those which might otherwise prevail in the open market but in doing so it shall not act as agent of the Issuer and any loss resulting from over-allotment or stabilization will be borne, and any profit arising from them shall be retained, by such stabilization manager or, as the case may be, the Initial Purchasers in the manner agreed between them. The Initial Purchasers acknowledge that the Issuer has not authorized the issue of Initial Notes in a principal amount exceeding the aggregate of $350,000,000 and €277,500,000.

        (p)   The Initial Purchasers agree to use reasonable efforts to notify the Issuer of the completion of the initial distribution of the Notes.

        5.    Certain Agreements of the Issuer.    The Issuer agrees with the Initial Purchasers that:

          (a)   The Issuer will advise the Joint Lead Managers promptly of any proposal to amend or supplement the Offering Circular and will not effect any such amendment or supplementation to which the Joint Lead Managers shall reasonably object by written notice to the Issuer after a reasonable period to review. If, at any time prior to the completion of the resale of the Initial Notes by the Initial Purchasers and prior to the consummation of the Exchange Offer or the effectiveness of an applicable Shelf Registration Statement, any event occurs as a result of which such Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any such time to amend or supplement such Offering Circular to comply with any applicable law, the Issuer promptly will notify the Joint Lead Managers of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission or effect such compliance. Neither the consent of the Joint Lead Managers to, nor the Initial Purchasers' delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

          (b)   The Issuer will furnish to the Initial Purchasers copies of any Preliminary Offering Circular, the Final Offering Circular and all amendments and supplements to such documents and the Indenture, in each case as soon as available and in such quantities as the Initial Purchasers reasonably request. At any time when the Issuer is not subject to Section 13 or 15(d) of the U.S. Exchange Act and is not exempt from reporting pursuant to Rule 12g3-2(b) under the U.S. Exchange Act, the Issuer will promptly at the request of any Initial Purchaser or any holder of the Notes furnish or cause to be furnished to the Initial Purchasers and, upon request of holders and prospective purchasers of the Notes designated by holders of the Notes, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Notes all Additional Issuer Information in order to permit compliance with Rule 144A in connection with resales by such holders of the Notes. The Issuer will pay the expenses of printing and distributing to the Initial Purchasers or such holders of the Notes all such documents.

          (c)   The Issuer undertakes to use the proceeds from the issue of the Initial Notes as set forth under "Use of Proceeds" in the Offering Circular.

          (d)   The Issuer will cooperate as reasonably requested by the Initial Purchasers in arranging for the qualification of the Initial Notes for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States as the Initial Purchasers designate and will continue such qualifications in effect so long as required for the resale of the Initial Notes by the Initial Purchasers, provided that the Issuer will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or to subject itself to taxation in excess of a nominal amount under any jurisdiction where it is not subject.

          (e)   For so long as any Notes remain outstanding, the Issuer will furnish to the Initial Purchasers, upon request, (i) as soon as available, a copy of each report or financial statement furnished to or filed with the SEC or any securities exchange on which any class of securities of any member of the Issuer Group is or may be listed, and (ii) copies of all reports and other communication (financial or otherwise) furnished by any member of the Issuer Group to the Trustee or the holders of the Notes.

          (f)    During the period of two years after the Closing Date, the Issuer will not, and will not permit any of its affiliates (as defined in Rule 144 under the U.S. Securities Act) to, without the prior written consent of the Joint Lead Managers, resell any of the Initial Notes that have been reacquired by any of them except for any Initial Notes purchased by the Issuer or any of its affiliates and resold in a transaction registered under the U.S. Securities Act.

          (g)   During the period of two years after the Closing Date, the Issuer will not be or become an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the U.S. Investment Company Act.

          (h)   The Issuer will pay or reimburse (or cause to pay or cause to reimburse), as appropriate, all expenses (together with any VAT thereon whether in connection with a supply to the Issuer or to any other person where the Issuer has agreed to pay or reimburse the expense of that person) arising out of or incurred in connection with or incidental to the issuance, delivery and performance of its and any other party's obligations (with respect to such other party's obligations as limited to those expenses set forth in clauses (i) through (x)) under this Agreement and the High Yield Closing Date Agreements including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Notes, the preparation and printing of the High Yield Closing Date Agreements and each Offering Circular (including, without limitation, financial statements) and all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Notes (but not, except as otherwise provided for herein, legal fees and expenses of counsel to the Initial Purchasers in connection therewith); (iii) the cost of listing the Notes on the Luxembourg Stock Exchange and any expenses incidental thereto; (iv) the cost of any advertising approved by the Issuer in connection with the issue of the Notes; (v) any reasonable expenses (including reasonable fees and disbursements of local counsel to the Initial Purchasers outside of France and the United States) incurred in connection with qualification of the Initial Notes for sale under the laws of such jurisdictions as the Initial Purchasers designate and the printing of memoranda relating thereto; (vi) any fees charged by investment rating agencies for the rating of the Notes; (vii) expenses incurred in distributing Preliminary Offering Circulars and any Final Offering Circular (including any amendments and supplements thereto) to the Initial Purchasers as may reasonably be requested for Exempt Resales; (viii) the fees, disbursements and expenses of the Issuer's counsel and accountants; (ix) all expenses and application fees incurred in connection with the application for the inclusion of the Notes on the PORTAL Market and the approval of the Notes for book-entry transfer by Euroclear and Clearstream; and (x) the performance by the Issuer of its other obligations under this Agreement provided that, except as set forth under Section 5(h)(v) and Section 10, the Initial Purchasers shall pay all their own costs and expenses, including the fees and expenses of their counsel.

          (i)    In connection with the offering, until the Initial Purchasers shall have notified the Issuer of the completion of the resale of the Initial Notes, neither the Issuer nor any of its affiliates has nor will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest in any Notes or attempt to induce any person to purchase any Notes; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Notes.

          (j)    During the period beginning on the date hereof and continuing to and including the Closing Date, no member of the Issuer Group without the prior written consent of the Initial Purchasers will offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any debt securities nor any warrants, rights or options to purchase or otherwise acquire debt securities, in each case, substantially similar to the Notes (other than the Notes and commercial paper issued in the ordinary course of business). No member of the Issuer Group will at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the U.S. Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Initial Notes.

          (k)   The Issuer will indemnify and hold harmless the Initial Purchasers against any documentary, stamp, issuance, transfer or similar tax or duty, together with any interest or penalties thereon, on the creation, issuance, initial sale and resale of the Notes and on the execution and delivery of this Agreement and the High Yield Closing Date Agreements. All payments to be made by the Issuer hereunder shall be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless compelled by law. If the Issuer is compelled by law to deduct or withhold such taxes, duties or charges, the Issuer shall pay such additional amounts (including VAT) as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

          (l)    The Issuer will use its reasonable best efforts to (i) effect the listing of the Notes on the Luxembourg Stock Exchange as soon as practicable but, in any event, prior to the first interest payment date in respect of the Notes and (ii) maintain the listing of the Notes on the Luxembourg Stock Exchange for so long as the Notes are outstanding. In connection with the foregoing, the Issuer will, on or prior to the date on which the Notes are approved for listing on the Luxembourg Stock Exchange, submit to the Luxembourg Stock Exchange the Listing Particulars and each document in final form as required by Section 6 and Appendix I of the Luxembourg Stock Exchange's Rules regarding Admission to Official Stock Exchange Listing and Public Offer of Transferable Securities, as amended (the "Listing Rules").

          (m)  If the Notes are approved for listing on the Luxembourg Stock Exchange, the Issuer will (i) publish the Listing Particulars (and, if appropriate, any supplemental Listing Particulars) as required by the Listing Rules; (ii) comply with the Listing Rules; and (iii) make available sufficient copies of the Listing Particulars at the registered office of the Issuer, and the other locations referred to in the Listing Particulars as required by the Luxembourg Stock Exchange.

        6.    Conditions of the Obligations of the Initial Purchasers.    The obligations of the Initial Purchasers to purchase and pay for the Initial Notes will be subject to the accuracy in all material respects of the representations and warranties on the part of the Issuer herein, to the accuracy in all material respects of the statements of officers of the Issuer made pursuant to the provisions hereof, to the performance by the Issuer of its obligations hereunder and to the following additional conditions precedent:

          (a)   The Initial Purchasers shall have received a letter, together with the related engagement letter, dated the date of this Agreement, of PricewaterhouseCoopers in the form attached hereto as Exhibit B.

          (b)   The Initial Purchasers shall have received a letter, together with the related engagement letter, dated the date of this Agreement, of Deloitte Touche Tohmatsu in the form attached hereto as Exhibit C.

          (c)   Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred (i) any change in the condition (financial or other), business, properties or results of operations of the Issuer Group taken as a whole which, in the reasonable judgment of a majority in interest of the Initial Purchasers, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Initial Notes; (ii) any downgrading in the rating of any debt securities of the Issuer or Legrand by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, or any public announcement that either of such organizations has under surveillance or review its rating of any debt securities of the Issuer or Legrand (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Issuer has been placed on negative outlook; (iii) any change in French, U.S., UK or international financial, political or economic conditions or currency exchange rates or exchange controls as would (or the effect of which on such financial markets would be such as would) in the reasonable judgment of a majority in interest of the Initial Purchasers, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Initial Notes, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, the London Stock Exchange or the Paris Stock Exchange, or any setting of minimum prices for trading on any such exchange, by any such exchange or by any other governmental authority having jurisdiction; (v) any banking moratorium declared by U.S. federal, New York, French or UK authorities; (vi) any major disruption of settlements of securities in the United States, the United Kingdom, Luxembourg or France or (vii) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States, France or the United Kingdom, any declaration of war by the U.S. Congress, the French Parliament, the UK Parliament or any other national or international calamity or emergency if, in the reasonable judgment of a majority in interest of the Initial Purchasers, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Initial Notes.

          (d)   The Initial Purchasers shall have received such opinions, dated the Closing Date, from Latham & Watkins, U.S., UK and French counsel to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers.

          (e)   The Initial Purchasers shall have received an opinion dated the Closing Date, including a disclosure statement, of Simpson Thacher & Bartlett, U.S. and New York counsel for the Issuer, in the form attached hereto as Exhibit D.

          (f)    The Initial Purchasers shall have received an opinion, dated the Closing Date, of Linklaters & Loesch, Luxembourg counsel for the Issuer, in the form attached hereto as Exhibit E.

          (g)   The Initial Purchasers shall have received an opinion, dated the Closing Date, of Linklaters, French counsel for the Issuer, in the form attached hereto as Exhibit F.

          (h)   The Initial Purchasers shall have received an opinion, dated the Closing Date, of Gianni Origoni Grippo & Partners, Italian counsel for the Issuer, in the form attached hereto as Exhibit G.

          (i)    The Initial Purchasers shall have received an opinion, dated the Closing Date, of Ritch, Heather y Mueller, S.C., Mexican counsel for the Issuer and the Initial Purchasers, in the form attached hereto as Exhibit H.

          (j)    The Initial Purchasers shall have received an opinion, dated the Closing Date, of De Brauw Blackstone Westbroek N.V., Dutch counsel for the Issuer, in the form attached hereto as Exhibit I.

          (k)   The Initial Purchasers shall have received an opinion, dated the Closing Date, of Linklaters & Alliance, English counsel for the Issuer, in the form attached hereto as Exhibit J.

          (l)    The Initial Purchasers shall have received an opinion, dated the Closing Date, of Day, Berry & Howard, Connecticut counsel for the Issuer, in the form attached hereto as Exhibit K.

          (m)  The Initial Purchasers shall have received a certificate, dated the Closing Date, from two of Messrs. Grappotte, Bazil or Schnepp, each a director of the Issuer, in which such executive directors, to their knowledge after reasonable inquiry, shall state that the representations and warranties of the Issuer in this Agreement are true and correct, in all material respects, as of the Closing Date, that the Issuer has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the dates of the Offering Circular there has been no material adverse change, in the condition (financial or other), business or results of operations of the Issuer and the Material Subsidiaries taken as a whole except as set forth in or contemplated by the Offering Circular.

          (n)   The Initial Purchasers shall have received a letter, dated the Closing Date, of PricewaterhouseCoopers which meets the requirements of subsection (a) of this Section 6.

          (o)   The Initial Purchasers shall have received a letter, dated the Closing Date, of Deloitte Touche Tohmatsu which meets the requirements of subsections (b) of this Section 6.

          (p)   Each of the High Yield Closing Date Agreements shall have been executed by each party thereto and, assuming with respect to the Registration Rights Agreement only that such agreement has been duly executed and delivered by the Initial Purchaser, such agreements shall be in full force and effect.

          (q)   No stop order preventing the use of the Offering Circular or any order asserting that any of the transactions contemplated by this Agreement are subject to the registration requirements of the U.S. Securities Act shall have been issued.

        The Issuer will furnish the Initial Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Initial Purchasers reasonably request. The Joint Lead Managers may in their sole discretion waive on behalf of the Initial Purchasers compliance with any conditions to the obligations of the Initial Purchasers hereunder.

        7.    Indemnification and Contribution.

        (a)   The Issuer will indemnify and hold harmless each Initial Purchaser, each U.S. Affiliate and each Relevant Party (as defined in clause (e) below) of such Initial Purchaser or U.S. Affiliate, against any losses, claims, damages or liabilities, joint or several, to which such Initial Purchaser may become subject, under the U.S. Securities Act or the U.S. Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Circular, or any amendment or supplement thereto, or the Additional Issuer Information or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Initial Purchaser, U.S. Affiliate or Relevant Party for any legal or other expenses reasonably incurred by such Initial Purchaser, U.S. Affiliate or any of their respective Relevant Parties in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Issuer will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuer by any Initial Purchaser through the Joint Lead Managers specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below; provided further, that with respect to any such untrue statement in or omission from the Preliminary Offering Circular, the indemnity agreement contained in this Section 7(a) shall not inure to the benefit of any such Initial Purchaser, U.S. Affiliate or Relevant Party to the extent that the sale to the person asserting any such loss, claim, damage, liability or action was an initial resale by such Initial Purchaser or U.S. Affiliate and any such loss, claim, damage, liability or action of or with respect to such Initial Purchaser or U.S. Affiliate or Relevant Party results from the fact that both (A) a copy of the Final Offering Circular was not sent or given to the person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of such Initial Notes to such person and (B) the untrue statement in or omission from the Preliminary Offering Circular was corrected in the Final Offering Circular unless, in either case, such failure to deliver the Final Offering Circular was a result of non-compliance by the Issuer with Section 5(a).

        (b)   Each Initial Purchaser will severally and not jointly indemnify and hold harmless the Issuer or any Relevant Party of the Issuer, against any losses, claims, damages or liabilities to which the Issuer or such Relevant Party may become subject, under the U.S. Securities Act or the U.S. Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Circular, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer by such Initial Purchaser through the Joint Lead Managers specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Issuer or any such Relevant Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Initial Purchaser for use in the Offering Circular are the statements set forth in the first and fifth paragraph under the Table of Contents and in the third, eighth and ninth paragraphs under the caption "Plan of Distribution" in the Offering Circular; provided, however, that the Initial Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Issuer's failure to perform its obligations under Section 5(a) of this Agreement.

        (c)   If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to either of the two preceding subsections such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify in writing the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 7 except to the extent that such indemnifying party has been materially prejudiced by such failure and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that an indemnified party shall have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel for the indemnified party will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based upon advice of counsel to the indemnified party) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based upon advice of counsel to the indemnified party) between the indemnified party and the indemnifying party or (4) the indemnifying party has not in fact employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action within a reasonable time after receiving written notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm of attorneys (in addition to any local counsel) at any one time for all such indemnified party or parties. Each indemnified party, as a condition of the indemnity agreements contained in Section 7(a) and 7(b), shall use all reasonable efforts to cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party. The indemnifying party shall not be liable for any settlement, action, proceeding or claim effected without its prior written consent (such consent not to be unreasonably withheld).

        (d)   If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Initial Purchaser or Purchasers on the other from the offering of the Initial Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Initial Purchasers on the other, from the offering of the Notes shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes (before deducting expenses) received by or on behalf of the Issuer bear to the total discounts and commissions received by or on behalf of the Initial Purchasers from the Issuer under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Issuer and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 7 were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser pursuant to this Agreement exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Initial Purchasers' obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.

        (e)   The obligations of the Issuer under this Section 7 shall be in addition to any liability which the Issuer may otherwise have; and the obligations of the Initial Purchasers under this Section 7 shall be in addition to any liability which the respective Initial Purchasers may otherwise have. For purposes of this section, a "Relevant Party" in relation to the Issuer, any Initial Purchaser or any U.S. Affiliate includes each person who controls the Issuer, any Initial Purchaser or any U.S. Affiliate, respectively within the meaning of the U.S. Securities Act or the U.S. Exchange Act.

        8.    Default of Initial Purchasers.    If any Initial Purchaser or Initial Purchasers default in their obligations to purchase the Initial Notes hereunder and the aggregate principal amount of Initial Notes that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Initial Notes, the Joint Lead Managers may make arrangements satisfactory to the Issuer for the purchase of such Initial Notes by other persons, including any of the Initial Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Initial Purchasers shall be obliged severally, in proportion to their respective commitments hereunder, to purchase the Initial Notes that such defaulting Initial Purchasers agreed but failed to purchase. If any Initial Purchaser or Initial Purchasers so default and the aggregate principal amount of Initial Notes with respect to which such default or defaults occur exceeds 10% of the total principal amount of Initial Notes and arrangements satisfactory to the Joint Lead Managers and the Issuer for the purchase of such Initial Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchaser or the Issuer, except as provided in Section 10. As used in this Agreement, the term "Initial Purchaser" includes any person substituted for an Initial Purchaser under this Section 8. Nothing herein will relieve a defaulting Initial Purchaser from liability for its default.

        9.    Termination.    The obligations of the Initial Purchasers hereunder may be terminated by the Joint Lead Managers by written notice given to the Issuer prior to delivery of and payment for the Initial Notes if, prior to that time, any of the events described in Section 6(c) shall have occurred or if the Initial Purchasers shall decline to purchase the Initial Notes for any reason permitted under this Agreement. If, on the Closing Date, the Initial Purchasers shall default in the performance of their obligations under this Agreement, this Agreement shall terminate without liability on the part of the Issuer, except that the Issuer will continue to be liable for the payment of expenses to the extent set forth in Section 5(h) and Section 10 and except that the provisions of Section 7 shall not terminate and shall remain in full force and effect. If the purchase of the Initial Notes by the Initial Purchasers is not consummated for any reason other than solely because of termination pursuant to Section 8 or a failure by the Initial Purchasers to purchase the Initial Notes when required to do so pursuant to the terms of this Agreement or the occurrence of any event specified in clauses (c)(iii) through (vii) of Section 6, the Issuer will reimburse the Initial Purchasers upon receipt of reasonable supporting documentation for all out-of-pocket expenses reasonably incurred by them in connection with the offering of the Initial Notes.

        10.    Survival of Certain Representations and Obligations.    The respective indemnities, agreements, representations, warranties, rights of contribution and other statements of the Issuer or its officers and of the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Initial Purchaser, the Issuer or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Initial Notes. If this Agreement is terminated pursuant to Section 8 or Section 9 or if for any reason the purchase of the Initial Notes by the Initial Purchasers is not consummated, the Issuer shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5(h) and the respective obligations of the Issuer and the Initial Purchasers pursuant to Section 7 shall remain in effect.

        11.    Notices.    All communications hereunder will be in writing and, if sent to the Initial Purchasers will be mailed, delivered or telegraphed and confirmed to the Initial Purchasers, c/o Credit Suisse First Boston (Europe) Limited, One Cabot Square, London E14 4QJ, Attention: Rommie Bhutani and Lehman Brothers International (Europe), One Broadgate, London, EC2M 7HA, Attention: Stephen Sleigh, or, if sent to the Issuer, will be mailed, delivered or telegraphed and confirmed to it at 89, rue Taitbout, 5009 Paris, Attention: François Grappotte; provided, however, that any notice to an Initial Purchaser pursuant to Section 7 will be mailed, delivered or telegraphed and confirmed to such Initial Purchaser.

        12.    Successors.    This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons and other indemnified persons referred to in Section 7, and no other person will have any right or obligation hereunder, except that holders of the Notes shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Issuer as if such holders were parties thereto.

        13.    Representation of Initial Purchasers.    You will act for the several Initial Purchasers in connection with this purchase, and any action under this Agreement taken by you jointly or by the Joint Lead Managers will be binding upon all the Initial Purchasers.

        14.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

        15.    Applicable Law and Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. The Issuer hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including any claims under United States federal or state securities laws. The Issuer has irrevocably appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, U.S.A, as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Issuer, by the person serving the same to the address provided in Section 11, shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding. The Issuer further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement. The Issuer hereby waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Issuer hereby waives, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

        16.    Currency.    Any payment on account of an amount that is payable to the Initial Purchasers or to any other indemnified person in a particular currency (the "Required Currency") that is paid to or for the account of the Initial Purchasers or any such indemnified person, as the case may be, in lawful currency of any other jurisdiction (the "Other Currency"), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer shall constitute a discharge of the obligation of such obligor only to the extent of the amount of the Required Currency which the recipient could purchase in the New York or London foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday or Sunday) on which banks in New York or London are generally open for business following receipt of the payment first referred to above. If the amount of the Required Currency that could be so purchased (net of all premiums and costs of exchange payable in connection with the conversion) is less than the amount of the Required Currency originally due to the recipient, then the Issuer shall indemnify and save harmless the recipient from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations of the Issuer shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any person owed such obligation from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

        17.    Agreement Supersedes.    For the avoidance of doubt, this Agreement supersedes the Purchase Agreement, dated February 7, 2003, among the parties hereto. In addition, the closing pursuant to this agreement shall constitute payment of the "Placement Fee" referred to in clause 4(a) of the Engagement Letter, dated July 26, 2002, among the Initial Purchasers, Lumina Parent SARL and others. Lastly, the parties agree that the Initial Purchasers are not entitled to have any roadshow expenses reimbursed by FIMEP or its affiliates.

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        If the foregoing is in accordance with the Initial Purchasers' understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Issuer and the several Initial Purchasers in accordance with its terms.

Very truly yours,
FIMEP SA
By:
Name: Title:

[Additional Signature Page Follows]

S-1

        The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED
By:
Name: Title:
By:
Name: Title:
LEHMAN BROTHERS INTERNATIONAL (EUROPE)
By:
Name: Title:

S-2

SCHEDULE I

	Aggregate Principal Amount
Initial Purchasers
	Dollar Notes	Euro Notes
Credit Suisse First Boston (Europe) Limited	$157,500,000	€124,875,000
Lehman Brothers International (Europe)	122,500,000	97,125,000
The Royal Bank of Scotland plc	70,000,000	55,500,000

Total	$350,000,000	€277,500,000

U.S. Affiliates of Initial Purchasers

Credit Suisse First Boston (Europe) Limited	CSFB LLC
Lehman Brothers International (Europe) Limited	Lehman Brothers Inc.

S1-1

SCHEDULE II

MATERIAL SUBSIDIARIES

Legrand SA
Bticino SpA
Legrand Holding, Inc.
Legrand SNC
Pass & Seymour, Inc.
The Wiremold Company, Inc.
Pammelec SARL
Bticino de Mexico S.A. de C.V.
PB Finelectric B.V.
EEI B.V.

SII-1

QuickLinks

  Exhibit 1.1
PURCHASE AGREEMENT
SCHEDULE I
SCHEDULE II MATERIAL SUBSIDIARIES